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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------


The Board of Directors
Hooper Holmes, Inc.



We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-94729 and No. 333-30998) and on Form S-8 (No. 333-57771, No. 33-
53086 and No. 333-04785) of Hooper Holmes, Inc. of our report dated February 29, 2000, relating to the consolidated balance sheets of Hooper Holmes, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Hooper Holmes, Inc.



                                                 KPMG LLP



Short Hills, New Jersey
March 30, 2000